Exhibit 5.1

ROPES
& GRAY	ROPES & GRAY LLP
	ONE INTERNATIONAL PLACE	BOSTON, MA 02110-2624	617-951-7000	F 617-951-7050
	BOSTON	NEW YORK	SAN FRANCISCO	WASHINGTON, DC
July 1, 2003				Ropes & Gray LLP

Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

Ladies and Gentlemen:

This opinion is furnished to you in connection with a post effective amendment to a registration statement on Form S-8 (File No. 333-66130) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 11,638 shares of Genzyme General Division common stock, $0.01 par value (the "Shares"), of Genzyme Corporation, a Massachusetts corporation (the "Company"). The Shares are issuable upon the exercise of options assumed by the Company in connection with the merger of a wholly-owned subsidiary of the Company with and into Focal, Inc. ("Focal") pursuant to the terms of the Agreement and Plan of Merger dated as of April 25, 2001 by and among the Company, Focal and Sammy Merger Corp. These options were originally granted to employees and directors under Focal's 1992 Incentive Stock Plan, 1999 Stock Incentive Plan and 1997 Director Option Plan and are currently exercisable upon the same terms and conditions as provided in the Focal plan under which the options were issued, except that the assumed options are exercisable for shares of Genzyme General Division common stock (the "Exercise Terms").

We are familiar with the proceedings taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the laws of The Commonwealth of Massachusetts.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the Exercise Terms, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP

Ropes & Gray LLP